Exhibit 21.1

SUBSIDIARIES OF NATIONAL CINEMEDIA, INC.

National CineMedia, LLC, a Delaware limited liability company

NCMI II, LLC, a Delaware limited liability company

NCM Blocker Sub 2, LLC, a Delaware limited liability company

NCM Investments DS, LLC

Spotlight Cinema Networks, LLC, a Texas limited liability company

Storming Images North America, LLC, a Texas limited liability company